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Exhibit 99(c)(3)

Special Committee Discussion Materials

Goldman, Sachs & Co.

18-December-2002

Table of Contents

I.    Review of Proposal and Recent Developments

II.    Valuation Perspectives

III.  Review of Trading Performance

Appendix A:    Financial Performance

Appendix B:    Common Stock Comparison

I. Review of Proposal and Recent Developments

Summary of Proposed Transaction Terms

Price Per Share	$33.50
Consideration	Cash
Implied Premium	36.8% to Previous Close (Friday, September 20)
Total Equity Value	$1.903 billion (based on 05-Oct-2002 balance sheet)
Total Enterprise Value	$2.385 billion (based on 05-Oct-2002 balance sheet)
Accounting Method	•	Purchase
Mechanics	•	One-step merger
Significant Conditions to Merger	•	The merger requires the approval of a majority of the non-Murdock shares
	•	Completion of financing or alternative financing (see Summary of Financing Commitments)
	•	Subject to certain exceptions, there shall not have occurred an adverse change (a) affecting the financing condition, business, assets, properties, operations or results of operations of the Company or any of its subsidiaries, which is material to them as a whole or (b) which would prevent or materially impair the Company from consummating the merger
	•	The Company shall provide Purchaser with a written notice 72 hours prior to entering into an agreement with respect to a Transaction Proposal
	•	Receipt by the Special Committee of a solvency opinion
Termination Date	•	April 30, 2003
Deal Protection	•	Company is responsible for Murdock's expenses not to exceed $25 million in the event a Transaction Proposal is entered into with a third party, the Company withdraws or adversely modifies its approval or recommendation of the merger following the public announcement of a Transaction Proposal or in the event of a material breach of any covenant or representation or warranty in the Agreement

Summary of Financing Commitments

Bank Group	Deutsche Bank Securities Inc. The Bank of Nova Scotia Bank of America Securities LLC
Facilities	$1,150 mm Senior Secured Financing, comprised of a $250 mm Term Loan A, a $600 mm Term Loan B and $300 mm in Revolving Loan Facilities
$350 mm Operating Company Senior Bridge Loan*
$100 mm (proceeds) Holding Company Senior Bridge Loan*

* To be redeemed by $350 mm Senior Subordinated Notes and $100 mm (proceeds) PIK Notes, respectively
Key Conditions	Each Agent's commitments and agreements hereunder are subject to:
Company Material Adverse Effect	There not occurring or becoming known to any Agent any condition or circumstance which has had, or could reasonably be expected to have, a material adverse effect on the Transaction or on the property, assets, nature of assets, operations, liabilities, condition (financial or otherwise) or prospects of Holdings, Acquisition Corp. or Dole and its subsidiaries (the "Business") taken as a whole (each, a "Material Adverse Effect")
New Information	No Agent becoming aware (whether as a result of its due diligence analyses and review or otherwise) after the date hereof of any information not previously known to such Agent which such Agent believes is materially negative information with respect to the Transaction or the business, property, assets, nature of assets, operations, liabilities, condition (financial or otherwise) or prospects of Holdings, Acquisition Corp. or the Business taken as a whole, or which is inconsistent in a material and adverse manner with any such information or other matter disclosed to any Agent prior to the date hereof

Syndication and Financial Markets	There not having occurred:
	•	A material adverse change, after the date hereof, to the syndication market for credit facilities similar in nature to the Credit Facilities contemplated herein
	•	A material disruption of, or (after the date hereof) a material adverse change in, financial, bank debt or capital markets that could materially impair the syndication of the Senior Secured Financing, in each case as determined by any of the Joint Lead Arrangers in its sole discretion
	•	A suspension of trading in securities generally on the New York or American Stock Exchange or the establishment of minimum or maximum prices on any such exchange
	•	A banking moratorium (or the declaration thereof) by New York or United States authorities
War/Hostilities	•	An outbreak or escalation of hostilities between the United States and any foreign power
	•	An outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency
Minimum Ratings	The requirement that:
	•	The Senior Secured Financing receive a rating of not less than BB- (with a stable outlook) from Standard & Poor's Ratings Services ("S&P") and not less than Ba3 (with a stable outlook) from Moody's Investor's Services, Inc. ("Moody's") and
	•	The New Senior Notes receive a rating of not less than B- (with a stable outlook) from S&P and not less than B3 (with a stable outlook) from Moody's, each of which ratings (and outlooks) shall remain in effect on the Merger Date
Equity Commitment	$125 mm cash + $438 mm rollover contribution to Holdings
EBITDA	The receipt by the Agents prior to the Proxy Mailing Date of consolidated financial statements of the Business which shall demonstrate that Adjusted Consolidated EBITDA (to be defined to the reasonable satisfaction of the Agents) for the Business for the twelve months ended December 31, 2002 (and, if such proxy materials are delivered after January 31, 2003, for the twelve months then last ended prior to the mailing of the proxy materials) is at least $400.0 million
Diligence	The completion of the Agents' customer call due diligence and confirmatory business, legal, environmental, tax, financial and accounting due diligence with respect to the Transaction and the Business and each Agent's satisfaction with the results thereof

Transaction Sources and Uses

($ in millions)

Uses of Funds	Amount	Note
Buy basic shares outstanding	$1,882	56,175,750 shares outstanding * $33.50
Pay for exercise of options	22	3,160,269 options in the money at $33.50, net of tax
Rollover existing debt	555	$400 mm 7.25% Sr. Notes due 2009 and $155 mm 7.88% Debentures due 2013
Retire existing debt	510	$210 mm 7.00% Notes due 2003 and $300 mm 6.38% Notes due 2005
Premium to retire existing debt	32	MWC of T+15 bps on the 6.38% Notes, plus accrued interest
Financing costs	51	2.50% bank, 3.00% high yield, 4.00% PIK, 1.00% bridge, 0.25% consent and ticking
Fees	32	Estimated advisory, legal and other fees

Total Uses	$3,084
Sources of Funds	Amount	Note
Revolver	$110	$300 mm total facility. Assume L + 4.00%
Term loan A	250	Assume L + 4.00%
Term loan B	600	Assume L + 4.25%
Funds from sale/leaseback	57	Plane (via GE Capital) and Miami facility (via Murdock affiliate)
Rollover existing debt	555	$400 mm 7.25% Sr. Notes due 2009 and $155 mm 7.88% Debentures due 2013
Senior subordinated notes	350	Assume 11.00% coupon
PIK notes	100	Gross proceeds. Assumed 15.00% coupon + warrants
Rollover equity	438	13,086,847 shares owned by DHM * $33.50
New equity	125	Cash contribution from Castle & Cooke
Cash on hand	499

Total Sources	$3,084

Review of Buyer Contacts

  •
  Goldman contacted 17 financial buyers and 11 strategic buyers to gauge their interest in acquiring Dole. One additional financial buyer contacted Goldman for information

  •
  Seven financial buyers and one strategic buyer signed Confidentiality Agreements and received the Confidential Information Memorandum

  •
  Three groups of financial buyers and one strategic buyer submitted an initial indication of interest for the following values:

  —
  At or above $30 per share

  —
  At least $30 per share

  —
  $31 per share

  —
  $32.41 to $35.98 per share (bidder subsequently indicated not interested in entire Company)

  •
  One financial buyer group engaged in due diligence with the management of Dole

Review of Murdock Proposal

($ in millions, except per share)

Overview of Proposal	100% Shares	Shares Not Currently Owned by Murdock(1)
Offer price per share	$33.50	$33.50
Basic number of shares outstanding(1)	56	43
Number of in-the-money options outstanding(1)	3	2

Implied Equity Consideration(2)	$1,903	$1,458

Cash (05-Oct-2002)	$683
Debt (05-Oct-2002)	1,165
Net Debt (05-Oct-2002)	482

Implied Enterprise Value	$2,385

Multiples Analysis		As of 16-Dec-2002(3)		As of 23-Sep-2002(4)
Enterprise Value/LTM EBITDA	$375	6.4	x	6.6	x
Enterprise Value/2002E EBITDA(5)	401	6.0		5.7
Enterprise Value/2003E EBITDA(5)	405	5.9		5.7
Price/2002E EPS(6)	$2.65	12.6	x	11.1	x
Price/2003E EPS(6)	3.04	11.0		9.8	x

(1)
As of 23-Sep-2002, Murdock owned 13.1 million shares and had the option to buy 0.9 million shares of Dole Food Company, Inc.

(2)
Basic equity value calculated using 56.1 mm basic shares outstanding multiplied by purchase price per share. Total equity consideration includes the purchase of an additional 3.2 mm options at various strike prices below the offer price, assuming a marginal tax rate of 41%.

(3)
Enterprise value of current proposal calculated using $33.50 per share plus net debt of $482 mm as of 05-Oct-2002. LTM EBITDA as of 05-Oct-2002 of $375 mm excludes pre-tax $9.2 mm of legal reserves.

(4)
Enterprise value of original proposal calculated using $29.50 per share plus net debt of $629 mm as of 15-Jun-2002. LTM EBITDA as of 15-June-2002 was $345mm.

(5)
Company projections.

(6)
IBES estimates. 2003E EPS was $3.01 on 23-Sep-2002 and $3.04 on 02-Dec-2002.

Murdock Proposal

Deal Economics

($ in millions, except per share)

Premium vs. Historical Share Price	Premium Analysis

Source: Factset

Market Reaction

Trading Since 23-Sep-2002

Source: Factset
Note: Average trading volume for six months prior to offer was 365,000 shares per day.

Shares Traded at Various Prices

	Weighted Average Price	Shares Traded as % of Total Shares Outstanding	Shares Traded at or above $33.50(mm)	% of Shares Traded at or above $33.50
Since 9/23	$28.94	55.8%	0.0	0.0%
6 Months	30.06	71.4	2.6	6.6
1 Year	27.84	136.6	2.6	3.4
3 Years	21.41	336.2	2.6	1.4
Since 9/23	6 Months

1 Year	3 Years

Source: Factset

Earnings Estimates and Recent Analyst Comments

		EPS Estimates
Firm				LT Growth	Current Rating	Price Target
	Estimate Date	FY 2002E	FY 2003E				Comments
Bear Stearns Terry Bivens	06-Nov 2002	$2.65	$3.01	10-15%	Outperform	$40	•	Dole reported Q3 EPS today of $0.24, above our prior $0.20 estimate and the consensus $0.21, on sales of $1.25 billion, up 3.8% from the year-ago period. Growth drivers were: higher Asian banana pricing, increased volumes in European ripening and distribution business, higher pricing and volume in premium pineapples and favorable foreign exchange
							•	For the first time, Dole offered 2003 EPS guidance of $2.83-$2.93, well below our estimate of $3.01 and the consensus outlook of $3.03. The $2.83-$2.93 range implies 7-10% bottom line growth on the $2.65 forecast for 2002. We believe management may be conservative in providing this guidance, and we maintain our $3.01 EPS forecast for next year
							•	We reiterate our Outperform rating on the Dole shares and our $40 price target. This target would imply a 13.3x forward-looking P/E valuation, still below the small/mid-cap group average of 13.8x, and a 6.5x EV/EBITDA valuation, as compared to 7.3x for the group, on a calendar 2003 basis. Furthermore, the Dole shares currently have a book value of $13.17, so the $40 target represents about 3x price-to-book, which we consider a compelling valuation
Deutsche Bank Eric Katzman	05-Sep 2002	2.65	3.07	9%	Buy	36	•	We are initiating coverage on Dole with a BUY investment opinion. The stock is compelling based on: (1) market share leadership, (2) improving cost structure, (3) value-added products, (4) valuation. The stock is currently trading at the following 2003E multiples: 8.8x P/E, 7.0x EBIT, 5.1x EBITDA, and 0.5x sales. These multiples are well below other commodity-oriented companies, despite Dole's leading share, value-added products and free cash flow
							•	Dole has improved its cost structure, a key in a commodity-influenced business, particularly in areas like fresh vegetables and bananas. Dole is making solid gains in higher margin products
U.S. Bancorp Piper Jaffray Eric Larson	01-Dec 2002	2.65	2.90	12%	Outperform	34	•	On balance, fundamentals remain positive near term. Growth in premium pineapples, higher banana pricing in Asia, favorable euro currency translation, and significant cost savings are positives as we enter 2003. Potential offsets are significantly lower domestic banana prices, reduced profitability in fresh vegetables, unfavorable yen currency translation, and higher marketing spending in packaged foods
							•	As Dole gets further past its recent earnings trough, we believe the stock will return to its 10-year median forward P/E multiple range, yielding a $34 stock price (12.8x FY02 EPS). The Company also carries $683 million cash, or $12.06 per share on its balance sheet. The prudent reinvestment of cash will become more important to investors over the next 12 months
IBES Median(1)		$2.65	$3.04
IBES Mean(1)		2.68	3.02

(1)
Updated for all estimates after 3Q2002 earnings release, including analyst coverage not shown in detail.

II. Valuation Perspectives

Stock Price Performance and Trading Volume
1997 - 2002

Source: Factset

Implied Stock Price Performance

Based on Composite Performances Since 20-Sep-2002

Source: Factset

(1)
Food Composite includes Archer Daniels Midland, Bunge, Conagra, Corn Products, Dean Food, Del Monte Foods, Flowers Foods, Hormel Foods, San Miguel, Smithfield Foods and Tyson Foods.

(2)
Banana Composite includes Chiquita, Fresh Del Monte and Fyffes.

Summary Public Market Trading Comparison(1)

EV/2002E EBITDA	2003E P/E Multiple

(1)
See Appendix B for detail and related footnotes. Del Monte projections not available.

Premiums of Selected Transactions

Selected Public Food Company Transactions

Date Announced	Acquiror	Target (Parent)	Premium to Undisturbed Price (%)	Premium to 30 Days Prior to Undisturbed Price (%)
Jul-2001	Sara Lee Corporation	The EarthGrains Company	55%	52%
Apr-2001	Suiza Foods	Dean Foods	26	27
Jan-2001	Tyson Foods	IBP	64	32
Dec-2000	Cargill	Agribrands International	50	25
Jun-2000	ConAgra	International Home Foods	44	34
Mar-1997	IBP	Foodbrands America	49	59
Mean			48%	38%
Median			50	33

Cash Transactions Between $1 - 4 Billion, U.S. Targets

		Premium 1 Day Prior		Premium 30 Days Prior
Year Announced	Number of Deals
		Mean	Median	Mean	Median
1995	8	40%	33%	51%	53%
1996	6	21	19	25	26
1997	9	17	17	33	36
1998	9	28	21	32	27
1999	19	38	31	45	41
2000	11	51	45	54	49
2001	10	38	50	40	28
2002	5	38	29	54	52
Total Deals	77	35%	26%	42%	37%

Precedent Food Transactions
2000 - 2002

($ in millions)

							Enterprise Value Multiple of LTM (x)
Date Announced		Target (Parent)	Equity Consideration ($ mm)(a)(b)		Enterprise Valuation ($ mm)(a)								Equity Value to NTM(c) Earnings (x)		Premium to Undisturbed Price (%)(d)	EBITDA Margin (%)
	Acquiror						Sales		EBITDA		EBIT
Jun-2002 Pending	Del Monte	Heinz pet, tuna and baby foods (Heinz)	1,687.0		2,787.0		1.55		8.2		10.5		N.A.		N.A.	18.9
May-2002	Hicks, Muse, Tate & Furst	Swift & Company (ConAgra)	324.1		1,554.1		0.20		N.A.		8.0		N.A.		N.A.	N.A.
Apr-2002	Associated British Foods	Mazola and other brands (Unilever)	360.0		360.0		1.15		N.A.		N.A.		N.A.		N.A.	N.A.
Oct-2001 Pending	J.M. Smucker	Jif and Crisco Brands (Procter & Gamble)	671.1	(c)	671.1	(d)	1.14	(e)	5.2	(f)	6.1	(g)	N.A.		N.A.	22.1
Aug-2001	Performance Food Group	Fresh Express	264.9		312.6		0.60		7.4		11.4		N.A.		N.A.	8.1
Jul-2001 Pending	Sara Lee Corporation	The EarthGrains Company	1,836.4		2,785.7		1.07		10.2		23.0		24.1		54.8	10.5
Apr-2001 Pending	Suiza Foods(h)	Dean Foods	1,474.8		2,411.6		0.56		7.0		10.8		13.9		25.9	8.0
Mar-2001	Hicks, Muse, Tate & Furst	North American Food Business (Vlasic Foods)	370.0		370.0		0.49		N.A.		N.A.		N.A.		N.A.	N.A.
Feb-2001 Pending	George Weston	Bestfoods Baking Company (Unilever)	1,765.0		1,765.0		0.98		N.A.		N.A.		N.A.		N.A.	N.A.
Jan-2001	Campbell Soup	European Soup Assets (Unilever)	1,000.0		1,000.0		2.42		12.2		19.2		N.A.		N.A.	19.8
Jan-2001	Hormel Foods	Jerome Foods (The Turkey Store)	334.4		354.4		1.06		7.5		9.7		N.A.		N.A.	14.1
Jan-2001	Tyson Foods(i)	IBP	3,227.4		4,631.2		0.27		7.4		10.4		11.5		63.8	3.7
Dec-2000	Cargill	Agribrands International	575.8		433.8		0.36		5.3		7.6		10.5		50.3	6.8
Jul-2000	Doughty Hanson	RHM Europe (Tomkins)	1,008.2		2,139.4		0.84		N.A.		9.8		N.A.		N.A.	N.A.
Jul-2000	CSM	European Bakery Supplies (Unilever)	637.1		637.1		0.74		N.A.		11.6		N.A.		N.A.	N.A.
Jun-2000	McCormick	Ducros (Eridania Beghin-Say)	396.6		396.6		1.80		N.A.		18.6		N.A.		N.A.	N.A.
		High	$3,227.4		$4,631.2		2.42	x	12.8	x	28.7	x	24.1	x	63.8%	28.5%
		Mean	750.6		1,063.5		1.15		8.2		11.9		15.6		47.9	14.8
		Median	440.5		622.4		1.10		8.1		10.1		13.0		49.5	15.1
		Low	114.1		114.1		0.20		5.2		6.1		10.5		25.9	3.7

Precedent Food Transactions
1996 - 2000

($ in millions)

					Enterprise Value Multiple of LTM (x)
Date Announced		Target (Parent)	Equity Consideration ($ mm)(a)(b)	Enterprise Valuation ($ mm)(a)							Equity Value to NTM(c) Earnings (x)		Premium to Undisturbed Price (%)(d)	EBITDA Margin (%)
	Acquiror				Sales		EBITDA		EBIT
Jun-2000	ConAgra	International Home Foods	1,741.3	2,882.7	1.30		8.5		9.7		12.1		43.7	15.3
Feb-2000	Bestfoods	Arisco Produtos Alimenticios (Privately Owned)	490.0	752.0	1.71		8.1	(j)	9.5	(k)	N.A.		N.A.	21.0
Dec-1999	IBP	Corporate Brand Foods America (Privately Owned)	263.7	607.7	0.96		12.8		N.A.		N.A.		N.A.	7.5
Nov-1999	Unilever	Amora Maille (Paribas Affaires Industrielles LBO Fund)	745.0	745.0	2.05		N.A.		16.9		N.A.		N.A.	N.A.
Sep-1999	Aurora Foods	Lender's Bagel Bakery (Kellogg)	275.0	275.0	1.47	(l)	9.9	(l)	28.7	(l)	N.A.		N.A.	14.9
Dec-1998	New World Pasta	Pasta Business (Hershey Foods)	450.0	450.0	1.13		N.A.		11.3		N.A.		N.A.	N.A.
Jul-1998	ConAgra	Eggbeater's and Tablespreads (Nabisco Holding Corp.)	400.0	400.0	0.83		N.A.		12.1		N.A.		N.A.	N.A.
Dec-1997	Aurora Foods	Duncan Hines (Procter & Gamble)	445.0	445.0	1.91		8.8		9.2		N.A.		N.A.	21.7
Dec-1997	GE, Warburg Pincus (Eagle Family Foods)	Grocery Products Business (Borden Foods)	376.8	376.8	1.64		8.2		9.4		N.A.		N.A.	20.1
May-1997	Aurora Foods	Log Cabin Syrup (Kraft Foods)	222.0	222.0	2.13		7.5		7.8		N.A.		N.A.	28.5
Mar-1997	IBP	Foodbrands America	311.2	645.0	0.75		8.5		13.1		21.5		48.6	8.8
Feb-1997	Texas Pacific Group	Del Monte Foods (Privately owned)	436.0	809.0	0.62	(m)	7.2	(m)	9.9	(m)	N.M.		N.M.	8.7
Dec-1996	Investor Group	Mrs. Butterworth's (Unilever US)	114.1	114.1	1.27		6.4		6.6		N.A.		N.A.	19.8
Aug-1996	General Mills	Branded Cereal & Snack Business (Ralcorp)	316.0	570.0	1.47		8.1		9.2		N.A.		N.A.	18.2
		High	$3,227.4	$4,631.2	2.42	x	12.8	x	28.7	x	24.1	x	63.8%	28.5%
		Mean	750.6	1,063.5	1.15		8.2		11.9		15.6		47.9	14.8
		Median	440.5	622.4	1.10		8.1		10.1		13.0		49.5	15.1
		Low	114.1	114.1	0.20		5.2		6.1		10.5		25.9	3.7

Deal Comparison Footnotes

        Note: Deals marked as "Pending" or "Preliminary" are based on preliminary information. Transaction information may change as a result of new information.

(a)
Foreign company valuations converted to US$ using the applicable exchange rate on date of announcement.

(b)
Equity Consideration represents the consideration paid for the portion of target acquired.

(c)
Next Twelve Months (NTM) earnings represents the IBES median estimate on announcement date for the target's next four quarters of earnings.

(d)
'Undisturbed' stock price occurs immediately prior to the target's stock price being inflated by deal speculation.

(c)
Tax-free revised Morris Trust transaction. If done on a cash basis, the company would have had a $350 tax cost, bringing the value of the deal to approximately $1 billion. Based on P&G's basic shares outstanding.

(d)
Smucker stock price rose by 20% on announcement day. Consideration of $671.1mm is based on closing price on the day before announcement. Based upon announcement date stock price, consideration would have been $808m.

(e)
Aggregate sales for Crisco and Jif are split approximately equally between the two brands. Based on the announcement date stock price, the sales multiple would have been 1.4x.

(f)
Aggregate EBITDA for Crisco and Jif is split approximately equally between the two brands. Based on the announcement date stock price, the EBITDA multiple would have been 6.2x.

(g)
Aggregate EBIT for Crisco and Jif is split approximately equally between the two brands. Based on the announcement date stock price, the EBIT multiple would have been 7.3x.

(h)
The combined company is to be named Dean Foods.

(i)
On June 18th, 2001, the Delaware Court of Chancery ruled that Tyson must proceed with its acquisition of IBP despite Tyson previously deciding to withdraw the offer.

(j)
Multiple based on estimated EBITDA margins, as per ML research dated 7-Feb-2000.

(k)
Multiple based on estimated EBIT margins, as per ML research dated 7-Feb-2000.

(l)
Sales, EBITDA and EBIT multiples are based on run-rate income statement from the 9 months ended 9/30/99 (sourced from Aurora 8-K dated 11/1/99).

(m)
Sales, EBITDA and EBIT multiples are based on financials for the year ended June 30, 1996.

Analysis at Various Prices

($ in millions, except per share)

Price Per Share		$29.50		$31.50		$33.50		$35.50		$37.50		$39.50

Premium/(Discount)
Previous Close (9/20/02)	$24.49	20.5%		28.6%		36.8%		45.0%		53.1%		61.3%
30-Day Prior Close	28.28	4.3		11.4		18.5		25.5		32.6		39.7
52-Week Prior High (5/03/02)	33.85	(12.9)		(6.9)		(1.0)		4.9		10.8		16.7
Basic Equity Value(1)		$1,656		$1,768		$1,881		$1,993		$2,105		$2,217
Cost of Exercising Options		25		32		38		44		51		57
After-Tax Cost of Exercising Options		15		19		22		26		30		34
Implied Total Equity Value(1)		1,671		1,787		1,903		2,019		2,135		2,251
Implied Enterprise Value(2)		2,153		2,269		2,385		2,501		2,617		2,733
Implied EBITDA Multiple - LTM 10/05/02(3)	$375	5.7	x	6.1	x	6.4	x	6.7	x	7.0	x	7.3	x
Implied EBITDA Multiple - FY2002E(4)	401	5.4		5.7		6.0		6.2		6.5		6.8
Implied EBITDA Multiple - FY2003E(4)	405	5.3		5.6		5.9		6.2		6.5		6.8
Implied EBIT Multiple - LTM 10/05/02	$269	8.0	x	8.4	x	8.9	x	9.3	x	9.7	x	10.2	x
Implied EBIT Multiple - FY2002E(4)	296	7.3		7.7		8.1		8.5		8.9		9.2
Implied EBIT Multiple - FY2003E(4)	293	7.4		7.7		8.1		8.5		8.9		9.3
Price/Earnings - 2002E(5)	$2.65	11.1	x	11.9	x	12.6	x	13.4	x	14.2	x	14.9	x
Price/Earnings - 2003E(5)	3.04	9.7		10.4		11.0		11.7		12.3		13.0

(1)
Basic equity value calculated using 56.1 million shares outstanding multiplied by price per share. Total equity value includes the purchase of additional options at various strike prices below the offer price, assuming a marginal tax rate of 41%.

(2)
Net Debt of $482 million as of 05-Oct-2002 includes $27 million of Minority Interest.

(3)
Excludes pre-tax $9.2 million of legal reserve charges in 3Q2002.

(4)
Management projections.

(5)
IBES EPS estimates.

Illustrative Present Value of Future Stock Price

Implied Future Stock Price(1)

PV of 2003 Future Stock Price(2)

	Forward P/E
Equity Discount Rate
	10 x	12 x	14 x
6%	$31.79	$38.15	$44.51
8%	31.20	37.44	43.69
10%	30.64	36.76	42.89
12%	30.09	36.11	42.13
14%	29.56	35.47	41.39

PV of 2004 Future Stock(2)

	Forward P/E
Equity Discount Rate
	10 x	12 x	14 x
6%	$32.93	$39.52	$46.10
8%	31.72	38.07	44.41
10%	30.58	36.69	42.81
12%	29.50	35.40	41.29
14%	28.47	34.16	39.86

EPS Source: Management

(1)
Implied future stock price as of 31-Dec each year. EPS estimates for the fiscal year ended 31-Dec are $2.95 for 2003E, $3.37 for 2004E and $3.69 for 2005E.

(2)
Present value of future stock price calculated as of 31-Dec-2002.

Illustrative Implied P/E Multiples

Forward P/E Multiples at end of 2003(1)

	Present Value of Future Stock Price
2004E EPS
% change		$29.50		$31.50		$33.50		$35.50		$37.50		$39.50
-20%	$2.70	12.0	x	12.9	x	13.7	x	14.5	x	15.3	x	16.1	x
-10%	$3.03	10.7		11.4		12.1		12.9		13.6		14.3
0%	$3.37	9.6		10.3		10.9		11.6		12.2		12.9
10%	$3.71	8.8		9.3		9.9		10.5		11.1		11.7
20%	$4.04	8.0		8.6		9.1		9.7		10.2		10.7

Forward P/E Multiples at end of 2004(1)

	Present Value of Future Stock Price
2005E EPS
% change		$29.50		$31.50		$33.50		$35.50		$37.50		$39.50
-20%	$2.95	12.1	x	12.9	x	13.7	x	14.6	x	15.4	x	16.2	x
-10%	$3.32	10.7		11.5		12.2		12.9		13.7		14.4
0%	$3.69	9.7		10.3		11.0		11.6		12.3		13.0
10%	$4.06	8.8		9.4		10.0		10.6		11.2		11.8
20%	$4.43	8.1		8.6		9.2		9.7		10.2		10.8

EPS Source: Management projections

(1)
2004E EPS is $3.37 and 2005E EPS is $3.69. EPS estimates for the fiscal year ended 31-Dec. Present value of future stock price calculated as of 31-Dec-2002 assuming discount rate of 10%.

Illustrative Discounted Cash Flow Analysis:
Base Case Scenario—Five Year Projections(1)(2)

($ in millions, except per share)

		Fiscal Year Ending December
		2003E	2004E	2005E	2006E	2007E
	EBITDA	$405	$431	$446	$454	$454
	EBIT	293	319	334	342	342
	Taxes	82	89	94	96	96

	Unlevered Net Income	211	229	241	246	246
(+)	Depreciation & Amortization	112	112	112	112	112
(-)	Capital Expenditures	124	136	109	109	109
(-)	After Tax Pension Benefit Plan Contribution	16	0	1	5	3
(-)	Increase in Working Capital	88	15	28	(14)	0
(+)	Deferred Taxes	27	27	26	26	26
(+)	SABA Minority Purchase and Container Lease Payoff	0	(15)	(55)	0	(23)

	Unlevered Free Cash Flow	$121	$202	$186	$284	$249

Equity Value per Share ($)(3)

	Terminal Multiple of 2007E EBITDA
Discount Rate
	5.0 x	6.0 x	7.0 x	8.0 x	9.0 x
12.0%	$26.91	$31.18	$35.46	$39.73	$44.00
11.0	28.19	32.66	37.13	41.60	46.06
10.0	29.54	34.22	38.89	43.56	48.24
9.0	30.96	35.85	40.75	45.64	50.53
8.0	32.46	37.58	42.70	47.83	52.95

Equity Value per Share ($)(3)(4)

Change in EBITDA Growth	5-year EBITDA CAGR	Equity Value per Share
(4.0)%	(1.1)%	$30.79
(2.0)%	0.9%	$34.70
0.0%	2.9%	$38.89
2.0%	4.9%	$43.39
4.0%	6.9%	$48.22

(1)
Company Projections. Assumes SABA minority interest is put to the Company in 2005. Assumes SERP and Excess Savings Plan remain unfunded, as the Company is under no legal obligation to fund. Assumes significant funding of the Defined Pension Benefit Plan is delayed beyond 2002.

(2)
Terminal value calculated at year end 2007. Cash flows discounted to year end 2002.

(3)
Assumes net debt of $513 million as of 31-Dec-2002 and fully diluted shares calcuated using the Treasury method with 56.1 million basic shares outstanding and 3.6 million options with an average exercise price of $25.79.

(4)
Assumes mid-year convention, 10.0% discount rate and a 7.0x EBITDA terminal multiple.

Weighted Average Cost of Capital
Selected Company Comparables

($ in millions)

Company	Market Equity(1)	Total Debt	Total Capitalization	Equity/ Total Cap.	Levered Beta(2)	Unlevered Beta	WACC
Dole Food Company	$1,648	$1,165	$2,813	58.6%	0.57	0.38	7.2%
Chiquita	$517	$570	$1,087	47.5%	0.76	0.44	7.9%
Fresh Del Monte	1,093	153	1,245	87.8	0.95	0.87	7.0
Fyffes	444	182	627	70.9	0.58	0.46	8.2
Archer Daniels Midland	8,245	5,298	13,542	60.9	0.44	0.31	6.4
Bunge	2,224	1,820	4,044	55.0	0.34	0.22	6.8
Corn Products	1,069	617	1,686	63.4	0.57	0.41	6.8
Conagra	13,417	7,447	20,864	64.3	0.29	0.21	6.6
Hormel Foods	3,210	446	3,657	87.8	0.45	0.41	6.8
Smithfield Foods	2,096	1,591	3,687	56.9	0.41	0.27	6.8
Tyson Foods	3,829	3,987	7,816	49.0	0.61	0.36	6.7
Dean Foods	3,312	3,611	6,923	47.8	0.25	0.15	7.9
Del Monte Foods	1,731	1,899	3,630	47.7	0.64	0.37	9.2
Flowers Foods	641	245	886	72.3	0.67	0.54	6.8
San Miguel	3,348	650	3,998	83.7	0.25	0.22	7.8
Average				63.9%	0.52	0.38	7.3%
Median				62.1	0.51	0.37	6.8
Required Equity Return
U.S. 10-Year Treasury Rate(1)	4.13%
Average Unlevered Beta	0.38
Levered Beta(3)	0.57
Market Risk Premium(4)	7.80%

Required Equity Return	8.55%

After-Tax Cost of Debt
Pre-Tax Cost of Debt(5)	7.3%
Marginal Tax Rate	28.0

After-Tax Cost of Debt	5.2%

WACC Calculation
	Cost	Weight	Average
Cost of Debt	5.2%	41.4%	2.2%
Cost of Equity	8.6	58.6	5.0
WACC			7.2%
Deutsche Bank Research			9.0

(1)
As of 16-Dec-2002.
(2)
Source: Bloomberg 2-year weekly historical betas as of 13-Dec-2002.
(3)
Based on Dole Food Company's capitalization of 58.6% equity as of 16-Dec-2002 and 41.4% debt as of 05-Oct-2002.
(4)
Based on long-run geometrical average market risk premium from 1926-2000 as calculated by Ibbotson Associates.
(5)
Based on $400MM bond issuance on 30-Apr-2002.

Weighted Average Cost of Capital
Banana Industry Comparables

($ in millions)

Company	Market Equity(1)	Total Debt	Total Capitalization	Equity/ Total Cap.	Levered Beta(2)	Unlevered Beta	WACC
Dole Food Company	$1,648	$1,165	$2,813	58.6%	0.57	0.38	8.7%
Chiquita	$517	$570	$1,087	47.5%	0.76	0.44	9.2%
Fresh Del Monte	1,093	153	1,245	87.8	0.95	0.87	7.6
Fyffes	444	182	627	70.9	0.58	0.46	9.6
Average				68.7%	0.76	0.59	8.8%
Median				70.9	0.76	0.46	9.2
Required Equity Return
U.S. 10-Year Treasury Rate(1)	4.13%
Average Unlevered Beta	0.59
Levered Beta(3)	0.89
Market Risk Premium(4)	7.80%

Required Equity Return	11.08%

After-Tax Cost of Debt
Pre-Tax Cost of Debt(5)	7.3%
Marginal Tax Rate	28.0

After-Tax Cost of Debt	5.2%

WACC Calculation
	Cost	Weight	Average
Cost of Debt	5.2%	41.4%	2.2%
Cost of Equity	11.1	58.6	6.5
WACC			8.7%
Deutsche Bank Research			9.0

(1)
As of 16-Dec-2002.

(2)
Source: Bloomberg 2-year weekly historical betas as of 13-Dec-2002.

(3)
Based on Dole Food Company's capitalization of 58.6% equity as of 16-Dec-2002 and 41.4% debt as of 05-Oct-2002.

(4)
Based on long-run geometrical average market risk premium from 1926-2000 as calculated by Ibbotson Associates.

(5)
Based on $400MM bond issuance on 30-Apr-2002.

LBO Analysis
Independent Buyer

($ in millions)

Uses of Funds	Amount	Note
Buy basic shares outstanding	$1,882	56,175,750 shares outstanding * $33.50
Pay for exercise of options	22	3,160,269 options in the money at $33.50, net of tax
Rollover existing debt	555	$400 mm 7.25% Sr. Notes due 2009 and $155 mm 7.88% Debentures due 2013
Retire existing debt	510	$210 mm 7.00% Notes due 2003 and $300 mm 6.38% Notes due 2005
Premium to retire existing debt	32	MWC of T+15 bps on the 6.38% Notes, plus accrued interest
Financing costs	51	2.50% bank, 3.00% high yield, 4.00% PIK, 1.00% bridge, 0.25% consent and ticking
Fees	12	Estimated at 0.50% of enterprise value

Total Uses	$3,064
Sources of Funds	Amount	Note
Revolver	$110	$300 mm total facility. Assume L + 4.00%
Term loan A	250	Assume L + 4.00%
Term loan B	600	Assume L + 4.25%
Funds from sale/leaseback	57	Plane and Miami facility
Rollover existing debt	555	$400 mm 7.25% Sr. Notes due 2009 and $155 mm 7.88% Debentures due 2013
Senior subordinated notes	350	Assume 11.00% coupon
PIK notes	100	Gross proceeds. Assumed 15.00% coupon + warrants
New equity	563	Cash contribution from Independent buyer
Cash on hand	479

Total Sources	$3,064

Illustrative Returns Sensitivity(1)(2)
4.7x Total Debt/EBITDA

  •
  Assumes 3 year exit

	Share Price
EBITDA Exit Multiple
	$29.50	$31.50	$33.50	$35.50	$37.50	$39.50
5.5x	33.2%	31.0%	10.3%	1.7%	-7.6%	-18.5%
6.0x	40.6%	38.3%	19.8%	12.1%	4.2%	-4.5%
6.5x	47.3%	44.8%	27.9%	21.0%	13.9%	6.3%
7.0x	53.4%	50.9%	35.2%	28.6%	22.1%	15.3%
7.5x	59.1%	56.4%	41.7%	35.5%	29.4%	23.0%
  •
  Assumes 4 year exit

	Share Price
EBITDA Exit Multiple
	$29.50	$31.50	$33.50	$35.50	$37.50	$39.50
5.5x	29.4%	27.8%	12.8%	8.4%	2.2%	-4.7%
6.0x	34.0%	32.3%	18.9%	14.9%	9.6%	3.8%
6.5x	38.2%	36.4%	24.3%	20.5%	15.7%	10.6%
7.0x	42.0%	40.2%	29.0%	25.4%	21.0%	16.3%
7.5x	45.5%	43.7%	33.2%	29.8%	25.6%	21.3%

Source: Management projections

(1)
Assumes SABA minority interest is put to the Company in 2005. Assumes SERP and Excess Savings Plan remain unfunded, as the Company is under no legal obligation to fund. Assumes funding of the Defined Pension Benefit Plan is delayed beyond 2002. Assumes transaction occurs on January 1, 2003, using $479 million of the Company's cash on hand, new PIK notes with a 15% interest rate and 5% warrants, new subordinated debt with an 11% interest rate and a new credit facility with interest rates of Libor + 400 bps on the R/C Facility and the TLA and Libor +425 bps on the TLB. Interest rate on extant bonds is increased to 11%. Equity returns are calculated assuming year end exit.

(2)
Updated subsequent to the 18-Dec-2002 Special Committee meeting to reflect the revised capital structure presented by Deutsche Bank on the morning of 18-Dec-2002.

Marginal Investment Return Analysis
4.7x Total Debt/EBITDA

($ in millions)

  •
  Marginal investment of $125 million allows for the purchase of 76% of the outstanding stock of the Company

Uses of Funds	Amount	Note
Buy basic shares outstanding	$1,882	56,175,750 shares outstanding * $33.50
Pay for exercise of options	22	3,160,269 options in the money at $33.50, net of tax
Rollover existing debt	555	$400 mm 7.25% Sr. Notes due 2009 and $155 mm 7.88% Debentures due 2013
Retire existing debt	510	$210 mm 7.00% Notes due 2003 and $300 mm 6.38% Notes due 2005
Premium to retire existing debt	32	MWC of T+15 bps on the 6.38% Notes, plus accrued interest
Financing costs	51	2.50% bank, 3.00% high yield, 4.00% PIK, 1.00% bridge, 0.25% consent and ticking
Fees	32	Estimated advisory, legal and other fees

Total Uses	$3,084
Sources of Funds	Amount	Note
Revolver	$110	$300 mm total facility. Assume L + 4.00%
Term loan A	250	Assume L + 4.00%
Term loan B	600	Assume L + 4.25%
Funds from sale/leaseback	57	Plane (via GE Capital) and Miami facility (via Murdock affiliate)
Rollover existing debt	555	$400 mm 7.25% Sr. Notes due 2009 and $155 mm 7.88% Debentures due 2013
Senior subordinated notes	350	Assume 11.00% coupon
PIK notes	100	Gross proceeds. Assumed 15.00% coupon + warrants
Rollover equity	438	13,086,847 shares owned by DHM * $33.50
New equity Murdock's marginal investment	125	Cash contribution from Castle & Cooke
Cash on hand	499

Total Sources	$3,084

Illustrative Marginal Investment Returns for Murdock(1)
Illustrative Returns on $125 million Investment and 4.7x Total Debt/EBITDA

  •
  Assumes 3 year exit

	Share Price
EBITDA Exit Multiple
	$29.50	$31.50	$33.50	$35.50	$37.50	$39.50
5.5x	97.3%	71.4%	61.6%	50.5%	37.5%	21.3%
6.0x	107.6%	84.8%	76.4%	67.2%	56.9%	45.0%
6.5x	117.0%	96.4%	89.0%	81.1%	72.5%	62.8%
7.0x	125.6%	106.8%	100.2%	93.2%	85.7%	77.4%
7.5x	133.6%	116.2%	110.2%	103.9%	97.2%	89.9%
  •
  Assumes 4 year exit

	Share Price
EBITDA Exit Multiple
	$29.50	$31.50	$33.50	$35.50	$37.50	$39.50
5.5x	73.3%	58.2%	52.5%	46.1%	38.7%	29.9%
6.0x	79.2%	65.8%	60.8%	55.5%	49.5%	42.6%
6.5x	84.6%	72.4%	68.1%	63.4%	58.3%	52.6%
7.0x	89.5%	78.4%	74.5%	70.3%	65.9%	61.0%
7.5x	94.1%	83.8%	80.3%	76.5%	72.5%	68.2%

Source: Management projections

(1)
Assumes SABA minority interest is put to the Company in 2005. Assumes SERP and Excess Savings Plan remained unfunded, as the Company is under no legal obligation to fund. Assumes funding of the Defined Pension Benefit Plan is delayed beyond 2002. Assumes transaction occurs on January 1, 2003, using $499 million of the Company's cash on hand, new PIK notes with a 15% interest rate and 5% warrants, new subordinated debt with an 11% interest rate and a new credit facility with interes rates of Libor + 400 bps on the R/C Facility and the TLA and Libor +425 bps on the TLB. Interest rate on extant bonds is increased to 11%. Equity returns are calculated assuming year end exit.

III. Review of Trading Performance

Earnings Per Share History and Share Price Performance

Source: Factset

Current Year P/E Multiples(1), 1994-2002

Source: IBES and Factset

(1)
Reflects earnings estimates for the current fiscal year.

Next Year P/E Multiples(1), 1994-2002

Source: IBES and Factset

(1)
Reflects earnings estimates for the next fiscal year.

Historical Relative P/E, 1992 - 2002

(1)
S&P Food Products consists of Archer Daniels Midland, Campbell Soup, Conagra Foods, General Mills, Heinz, Hershey, Kellogg, Sara Lee and Wrigley.

Historical Enterprise Value to LTM EBITDA Multiples

Source: Factset

(1)
Food Composite includes Archer Daniels Midland, Bunge, Conagra, Corn Products, Dean Foods, Del Monte Foods, Flowers Foods, Hormel Foods, San Miguel, Smithfield Foods, and Tyson Foods.

Appendix A: Financial Performance

Consolidated Sales and Operating Income

($ in millions)

Revenue(1), 1996 - 2007E

EBIT(2), 1996 - 2007E

Source: Management projections

(1)
Revenues from 2001 through 2007E reflect SAB and EITF adjustments and exclude the Honduran beverage business. The adoption of Staff Accounting Bulletin No. 101 resulted in commission only revenues being reported on a net basis versus a gross basis. The adoption of EITF Nos. 00-14 and 00-25 requires the cost of certain sales incentives and promotions to be classified as a reduction of revenue rather than as a marketing expense.

(2)
EBIT is before corporate expenses and excludes Honduran Beverage beverage business.

(3)
Adjusted to include 100% Saba EBIT. Margins have not been adjusted due to lack of Saba revenue information at this time.

Historical Financial Data
Income Statement

($ in millions, except per share)

	FY1999	FY2000	FY2001	LTM 10/05/02
Revenue	$4,543	$4,503	$4,315	$4,380
Cost of goods sold	3,946	3,878	3,747	3,580

Gross Profit	$598	$624	$568	$799
Gross Margin	13%	14%	13%	18%
Selling, marketing and admin exp	$479	$499	$518	$531

EBIT(1)	$119	$126	$182	$269
EBIT Margin	3%	3%	4%	6%
Extraordinary items
Gain on sale of citrus assets	$0	$(9)	$0	$0
Business downsizing charge	48	46	0	0
Hurricane Mitch insurance proceeds	(20)	(43)	0	0
Interest income	10	15	6	10
Other income, net	6	1	7	(1)
Interest expense	86	90	71	75
Income taxes	4	20	67	89

Income (loss) from continuing operations	$16	$36	$58	$114
EPS of continuing operations	$0.29	$0.64	$1.04	$2.48
Income from discontinued ops, net of tax	32	32	19	1
Gain on sale of discontinued ops, net of tax			169	0

Net Income	$49	$68	$246	$115
Net Income Margin	1%	2%	6%	3%
Depreciation and amortization	$124	$125	$118	$106
EBITDA(1)(2)	$242	$251	$300	$375

Source: Dole Food Company 10-K dated 29-Dec-2001 and 10-Q dated 05-Oct-2002

(1)
2001 EBIT and EBITDA exclude a $132.7MM one-time charge related to the BCG cost-cutting initiatives.

(2)
LTM 05-Oct-2002 EBITDA excludes $9.2mm legal reserve charge.

Historical Financial Data
Balance Sheet

($ in millions)

	December 31,
			October 5, 2002
	2000	2001
Cash and cash equivalents	$25.2	$361.3	$682.9
Receivables	570.2	531.9	491.5
Inventories	437.1	386.1	375.0
Prepaid expenses	46.1	46.4	40.5
Net current assets of discontinued ops	35.3	—	—

Total current assets	$1,113.7	$1,325.8	$1,589.9
Investments	$84.4	$81.1	$79.8
PP&E	965.6	905.8	996.0
Goodwill	263.9	255.9	132.7
Other assets	275.5	178.1	140.5
Net non-current assets of discontinued ops	98.1	—	—

Total assets	$2,801.3	$2,746.7	$2,938.9
Notes payable	$34.4	$17.3	$22.6
Current portion, LTD	9.9	9.8	231.5
Accounts payable(1)	262.7	249.6	680.4
Accrued liabilities(1)	450.8	537.7	—

Total current liabilities	$757.8	$814.4	$934.6
Long-term debt	$1,135.4	$816.1	$883.6
Other long-term liabilities	318.0	348.1	348.0
Minority interests	35.3	32.0	27.3
Common stock	316.5	316.5	316.8
Additional paid in capital	56.9	57.2	65.4
Retained earnings	318.6	446.7	439.3
Accumulated other comprehensive loss	(137.2)	(84.4)	(76.2)
Total shareholders' equity	554.8	736.0	745.4

Total liabilities and equity	$2,801.3	$2,746.7	$2,938.9
Operating Working Capital	$339.8	$177.2	$226.6
Change in Working Capital		(162.6)	49.4

Source: Dole Food Company 10-K dated 29-Dec-2001 and 10-Q dated 05-Oct-2002

(1)
Accounts payable and accrued liabilities listed as one line in Dole Food Company 10-Q dated 05-Oct-2002.

Historical Financial Data
Selected Cash Flow Items

($ in millions)

	FY1999	FY2000	FY2001
Operating Activities(1)
Net income (loss) from continuing ops	$16.3	$36.1	$(37.1)
Depreciation and amortization	123.5	125.3	118.0
Provision for deferred income taxes	(7.2)	4.4	17.3
Non-cash special charges	41.7	39.0	121.8
Gain on sale of citrus assets and securities		(8.6)	(8.2)
Change in operating assets and liabilities	(122.4)	(30.4)	21.8
Investing Activities
Proceeds from sales of assets	$11.8	$57.2	$572.1
Capital Expenditures	(136.6)	(110.6)	(119.8)
Investment and acquisitions, net of cash acquired	(3.8)	(0.9)	(2.0)
Financing Activities
Net of short-term borrowings	$(11.8)	$(11.9)	$(16.3)
Net of long-term borrowings	169.2	(129.8)	(334.4)
Cash dividends paid	(22.7)	(22.3)	(22.3)
Issuance of common stock	0.7	0.1	0.3
Repurchase of common stock	(91.9)	—	—

Source: Dole Food Company 10-K dated 29-Dec-2001

(1)
Excludes Hurricane Mitch insuance proceeds of $43.5mm in 1999 and $52.9mm in 2000.

Projected Financial Data
Income Statement

($ in millions, except per share data)

	Fiscal Year Ended December 31
	2002E	2003E	2004E	2005E	2006E	2007E
Total EBIT	$296	$293	$319	$334	$342	$342
Growth	58%	-1%	9%	5%	2%	0%
Depreciation	$105	$112	$112	$112	$112	$112

Total EBITDA	$401	$405	$431	$446	$454	$454
Growth	31%	1%	6%	4%	2%	0%
Net Interest Expense	80	60	52	42	31	26

Taxable Income	216	233	267	292	310	315
Income Taxes	60	65	75	82	87	88
Minority Interest	0	0	0	0	0	0

Net Income (Loss)	$156	$168	$192	$210	$223	$227
EPS (Diluted)	$2.74	$2.95	$3.37	$3.69	$3.93	$3.99

Source: Management projections

Projected Financial Data
Cash Flow Statement

($ in millions)

	Fiscal Year Ended December 31
	2003E	2004E	2005E	2006E	2007E
Net Income to Common	$168	$192	$210	$223	$227
+ Depreciation	112	112	112	112	112
+ Deferred Taxes	27	27	26	26	26

Operating Sources of Cash	307	331	349	361	365
- Changes in Working Capital	$(88)	$(15)	$(28)	$14	$0
- Capital Expenditures	$(124)	$(136)	$(109)	$(109)	$(109)
- Defined Benefit Pension Plan	$(16)	$0	$(1)	$(5)	$(3)
- SABA Minority Purchase and Container Lease Payoff	$0	$(15)	$(55)	$0	$(23)

Cash for Debt Service	$78	$164	$155	$261	$230
Cumulative Cash for Debt Service	$78	$242	$398	$659	$889
Total Scheduled Amortization	(219)	(8)	(301)	(1)	(1)
Net Cash Flow	(141)	157	(146)	260	229
Cash Flow After Bank Sweep	$(141)	$157	$(146)	$260	$229

Source: Management projections

Appendix B: Common Stock Comparison

Common Stock Comparison

($ in millions, except per share)

					Enterprise Value Multiples(2)
																							Calendarized P/E Multiples(2)
					Sales						EBITDA						EBIT
Company	Closing Price 12/16/02	% of 52 Week High	Equity Market Cap(1)	Enterprise Value(1)
					LTM		2002		2003		LTM		2002		2003		LTM		2002		2003		2002		2003		2004
Banana Companies
Dole Food Company	$29.15	86%	$1,648	$2,123	0.5	x	0.5	x	0.5	x	5.7	x	5.5		5.1	x	7.9	x	7.7	x	7.0	x	11.0	x	9.6	x	8.6	x
Chiquita(3)	12.98	70	517	1,032	0.4		0.4		0.4		6.0		4.5		4.2		7.7		5.6		5.1		7.3		6.0		NA
Fresh Del Monte(4)	19.36	66	1,093	1,227	0.6		0.6		0.5		4.4		4.8		4.9		5.5		6.3		6.5		6.1		5.7		5.2
Fyffes	1.25	78	444	313	0.2		0.2		0.2		4.2		4.0		3.9		4.9		4.8		4.7		9.0		8.5		NA
Commodity Processors
Archer Daniels Midland(5)(6)	12.73	86	8,245	12,319	0.5		0.5		0.4		7.6		7.5		7.2		12.0		11.9		11.5		17.6		15.3		13.4
Bunge(7)	23.45	90	2,224	4,179	0.3		0.3		0.2		5.3		4.6		4.1		6.7		7.0		7.4		9.0		8.8		8.4
Corn Products Intl(6)	29.83	81	1,069	1,721	0.9		0.9		0.9		6.4		6.4		5.9		10.5		NA		NA		18.5		15.5		11.0
Conagra	24.87	90	13,417	20,846	1.1		0.9		1.0		10.5		9.5		9.4		12.6		12.2		11.8		6.2		5.7		NA
Meat Processors
Hormel Foods(6)	22.75	81	3,210	3,379	0.8		0.9		0.8		8.2		8.1		7.2		10.4		10.3		8.9		16.4		14.4		13.1
Smithfield Foods(8)	18.88	72	2,096	3,614	0.4		0.5		0.4		7.0		7.5		7.3		10.0		8.6		9.0		17.4		13.3		9.5
Tyson Foods(9)	10.85	70	3,829	7,765	0.3		0.3		0.3		5.7		5.8		5.6		8.8		6.4		8.6		10.0		9.8		8.3
Other Food Companies
Dean Foods	36.62	91	3,312	6,856	0.7		0.7		0.7		7.0		7.9		7.5		8.9		10.4		9.9		13.2		12.0		11.0
Del Monte Foods(10)(11)	8.44	71	1,731	3,621	1.2		NA		NA		8.0		NA		NA		9.7		NA		NA		NA		NA		NA
Flowers Foods	21.00	73	641	880	0.5		0.5		0.5		7.1		6.9		6.2		17.3		11.9		9.7		25.9		18.1		16.8
San Miguel(6)(12)	1.18	93	3,348	3,782	1.5		1.4		1.3		8.7		10.7		9.1		17.2		16.0		14.8		24.7		20.6		16.6
High		93%	$13,417	$20,846	1.5	x	1.4	x	1.3	x	10.5	x	10.7	x	9.4	x	17.3	x	16.0	x	14.8	x	25.9	x	20.6	x	16.8	x
Mean		79	3,227	5,110	0.7		0.6		0.6		6.9		6.8		6.3		10.2		9.3		9.0		13.9		11.8		11.3
Median		80	2,160	3,618	0.6		0.5		0.5		7.0		6.9		6.2		9.9		9.4		9.0		13.2		12.0		11.0
Low		66	444	313	0.2		0.2		0.2		4.2		4.0		3.9		4.9		4.8		4.7		6.1		5.7		5.2

(1)
Source: Latest publicly available financial statements. Equity Market Cap based on fully diluted shares outstanding.

(2)
Sources: LTM numbers are based upon the latest publicly available financial statements. All projected sales, EBITDA, EBIT, and EPS estimates have been calendarized.
Projected sales, EBITDA, EBIT, and EPS source: IBES median estimates and investment research reports.

(3)
Based on annualized figures for the six months ended September 30, 2002. Complete LTM is not meaningful given the Chapter 11 reorganization that occurred in March 2002.

(4)
The company acquired certain assets of Fisher Foods Limited's chilled division on June 26, 2002 for $37.2 mm. Financials are not pro forma due to lack of public information.

(5)
Pro forma for the acquisition of Minnesota Corn Processors, completed on 9/6/2002. Not pro forma for the sale of Swift Foods Company to Hicks, Muse, Tate & Furst, due to lack of public information.

(6)
Includes equity earnings in affiliates.

(7)
Pro forma for the Brazilian restructuring that occurred in Feb. 2002.

(8)
Pro forma for the acquisition of Packerland Packing completed 10/26/2001. Not pro forma for the acquisition of Stefano Foods in June 2002 or Quik-to-Fix due to lack of public information and immateriality.

(9)
Shares outstanding includes Class A Common Stock and Class B Common Stock.

(10)
Pro forma for the acquisition of certain businesses of H.J. Heinz announced 6/13/2002.

(11)
Projected multiples are not meaningful because research estimates do not take into account the acquisition of the Heinz businesses.

(12)
In January 2002, the company acquired Cosmos Bottling Corp for PHP 14,000 mm. In 2001, the Company acquired 99.75% ownership in Pure Foods Corporation for PHP 7.018 mm. In 2001, the company restructured its non-alcoholic beverage business which included the sale of various assets. No pro forma information was given relating to the financial performance of these acquired and disposed of assets, so assumes results from operations are included from the date of acquisition. Uses weighted average price of Class A and Class B shares outstanding.

Common Stock Comparison

($ in millions, except per share)

										Calendarized 2002 Margins
								LTM Margins(1)
Company	Closing Price 12/16/02	% of 52 Week High	Equity Market Cap(1)	Enterprise Value(1)	5-Year EPS CAGR(2)	2003 PE/ 5-Yr EPS CAGR						Dividend Yield	Net Debt/ LTM EBITDA
								EBITDA	EBIT	EBITDA	EBIT
Banana Companies
Dole Food Company	$29.15	86%	$1,648	$2,123	12.0%	0.8	x	8.6%	6.1%	8.7%	6.3%	2.1%	1.3	x
Chiquita(3)	12.98	70	517	1,032	11.0	0.5		7.4	5.8	9.6	7.8	0.0	3.0
Fresh Del Monte(4)	19.36	66	1,093	1,227	10.0	0.6		13.8	11.1	12.4	9.5	0.0	0.5
Fyffes	1.25	78	444	313	NA	NA		4.0	3.4	4.7	3.9	5.1	NM
Commodity Processors
Archer Daniels Midland(5)(6)	12.73	86	8,245	12,319	9.0	1.7		6.3	4.0	6.3	4.0	1.9	2.5
Bunge(7)	23.45	90	2,224	4,179	9.0	1.0		6.5	5.1	7.2	4.7	0.0	2.5
Corn Products Intl(6)	29.83	81	1,069	1,721	10.0	1.6		14.4	8.7	14.8	NA	1.3	2.4
Conagra	24.87	90	13,417	20,846	9.0	0.6		10.2	8.5	9.1	7.0	4.0	3.7
Meat Processors
Hormel Foods(6)	22.75	81	3,210	3,379	11.0	1.3		9.9	7.8	10.6	8.3	1.8	0.4
Smithfield Foods(8)	18.88	72	2,096	3,614	10.0	1.3		6.4	4.5	6.1	5.3	0.0	2.9
Tyson Foods(9)	10.85	70	3,829	7,765	9.0	1.1		5.8	3.8	5.7	5.2	1.5	2.9
Other Food Companies
Dean Foods	36.62	91	3,312	6,856	9.0	1.3		10.0	7.9	9.2	7.0	0.0	3.6
Del Monte Foods(10)(11)	8.44	71	1,731	3,621	NA	NA		14.5	12.0	NA	NA	0.0	4.2
Flowers Foods	21.00	73	641	880	8.0	2.3		7.5	3.1	7.7	4.5	0.2	1.9
San Miguel(6)(12)	1.18	93	3,348	3,782	42.2	0.5		17.3	8.8	12.9	8.6	1.9	1.0
High		93%	$13,417	$20,846	42.2%	2.3	x	17.3%	12.0%	14.8%	9.5%	5.1%	4.2	x
Mean		79	3,227	5,110	12.3	1.1		9.6	6.7	8.9	6.3	1.3	2.4
Median		80	2,160	3,618	9.5	1.2		8.7	6.8	9.1	6.1	0.8	2.5
Low		66	444	313	8.0	0.5		4.0	3.1	4.7	3.9	0.0	0.4

(1)
Source: Latest publicly available financial statements. Equity Market Cap based on fully diluted shares outstanding.

(2)
Sources: LTM numbers are based upon the latest publicly available financial statements. All projected sales, EBITDA, EBIT, and EPS estimates have been calendarized.
Projected sales, EBITDA, EBIT, and EPS source: IBES median estimates and investment research reports.

(3)
Based on annualized figures for the six months ended September 30, 2002. Complete LTM is not meaningful given the Chapter 11 reorganization that occurred in March 2002.

(4)
The company acquired certain assets of Fisher Foods Limited's chilled division on June 26, 2002 for $37.2 mm. Financials are not pro forma due to lack of public information.

(5)
Pro forma for the acquisition of Minnesota Corn Processors, completed on 9/6/2002. Not pro forma for the sale of Swift Foods Company to Hicks, Muse, Tate & Furst, due to lack of public information.

(6)
Includes equity earnings in affiliates.

(7)
Pro forma for the Brazilian restructuring that occurred in Feb. 2002.

(8)
Pro forma for the acquisition of Packerland Packing completed 10/26/2001. Not pro forma for the acquisition of Stefano Foods in June 2002 or Quik-to-Fix due to lack of public information and immateriality.

(9)
Shares outstanding includes Class A Common Stock and Class B Common Stock.

(10)
Pro forma for the acquisition of certain businesses of H.J. Heinz announced 6/13/2002.

(11)
Projected multiples are not meaningful because research estimates do not take into account the acquisition of the Heinz businesses.

(12)
In January 2002, the company acquired Cosmos Bottling Corp for PHP 14,000 mm. In 2001, the Company acquired 99.75% ownership in Pure Foods Corporation for PHP 7.018 mm. In 2001, the company restructured its non-alcoholic beverage business which included the sale of various assets. No pro forma information was given relating to the financial performance of these acquired and disposed of assets, so assumes results from operations are included from the date of acquisition. Uses weighted average price of Class A and Class B shares outstanding.

QuickLinks

  Special Committee Discussion Materials
  I. Review of Proposal and Recent Developments
  II. Valuation Perspectives
  III. Review of Trading Performance
  Appendix A: Financial Performance
  Appendix B: Common Stock Comparison